Exhibit 3.1(a)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PAPERCLIP SOFTWARE, INC.
- ---------------------------------------------------------
Adopted in accordance with the provisions of
Section 242 of the Delaware
General Corporation Law
- ---------------------------------------------------------

                  The undersigned, William Weiss, Chief Executive Officer of PaperClip Software, Inc., hereby certifies as follows:

                  FIRST:   The name of the corporation is PaperClip Software,
Inc. (the "Corporation").

                  SECOND: That the Certificate of Incorporation of the Corporation is hereby amended as follows:

                  By striking out Article FOURTH in its entirety and inserting the following in lieu thereof:

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,000,000 shares, consisting of (i) 30,000,000 shares of common stock, $.01 par value per share, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in a series, and to fix the designation, powers, preferences and rights of the shares of such series, which may be different from the designations, powers, preferences and rights of shares of any other series, and the qualifications, limitations or restrictions thereof.




                  The authority of the Board of Directors with respect to such series shall include, but not be limited to, determination of the following:

         a. The number of shares constituting such series and the distinctive designation of such series;

         b. The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

         c. Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         d. Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         e. Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         f. Whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

         g. The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

         h. Any other relative rights, preferences and limitations of such series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of common stock with respect to the same dividend period.




                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                  THIRD:   That such amendment has been duly adopted in
accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

                  FOURTH: This amendment to the Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

                  IN WITNESS WHEREOF, I have signed this certificate this 7th day of June, 2000.
                                                     /s/ William Weiss
                                            Name:    William Weiss
                                            Title:   Chief Executive Officer